VBI Vaccines Announces Changes to its Board of Directors

● Sam Chawla, of Perceptive Advisors, to resign from VBI Board of Directors

● Tomer Kariv, Chairman and CEO of The Pontifax Group, to replace Ran Nussbaum on VBI’s Board of Directors

CAMBRIDGE, Mass. (January 26, 2018) – VBI Vaccines Inc. (Nasdaq: VBIV) (TSX:VBV) (VBI), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced two changes to its Board of Directors effective January 23, 2018 – the resignation of Sam Chawla, a portfolio manager at Perceptive Advisors, and a change of representation from The Pontifax Group, with the nomination of Tomer Kariv, Chairman and Chief Executive Officer of The Pontifax Group, to replace Ran Nussbaum, managing partner and co-founder of The Pontifax Group.

“I have enjoyed the opportunity of serving on the Board of VBI over the past few years, and I believe the company is well-equipped to continue to achieve their business objectives,” said Sam Chawla. “My decision is based on increased demands on my time elsewhere, but I have every confidence in VBI’s leadership and wish the team all the best as they build an exciting future for VBI and its many shareholders.”

“On behalf of everyone at VBI, I want to thank Sam for his leadership and service to our board,” said Jeff Baxter, VBI’s president and CEO. “Sam, as a representative of Perceptive Advisors, our largest shareholder, has been an instrumental member of our board for more than three and a half years. We have benefitted greatly from Sam’s deep experience and perspective, and we wish him every success as he dedicates his time to new projects. We look forward to a continued strong and strategic relationship with Perceptive Advisors.”

Pursuant to the company’s board meeting on Tuesday, January 23, 2018, Tomer Kariv replaces Ran Nussbaum as The Pontifax Group’s board appointee.

Jeff Baxter further commented, “We would like to thank Ran for his brief, but dynamic, service to VBI and we are honored to welcome Tomer to our Board of Directors. Tomer’s broad management experience will complement the existing expertise on our Board, and his appointment will continue to strengthen VBI’s relationships with Israeli strategic investors.”

In addition to his role at The Pontifax Group, Mr. Kariv also serves as an active board member of many of the funds’ portfolio companies. Mr. Kariv holds a B.A. in Economics from Harvard University, and a J.D. from Harvard Law School.

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac™, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac is approved for use in Israel and 14 other countries. VBI’s eVLP Platform technology allows for the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma multiforme (GBM). VBI is also advancing its LPV™ Thermostability Platform, a proprietary formulation and process that enables vaccines and biologics to preserve stability, potency, and safety. VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

●	Website Home: http://www.vbivaccines.com/
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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 20, 2017, and filed with the Canadian security authorities at sedar.com on March 24, 2017, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie, Chief Business Officer

Phone: (617) 830-3031 x128

Email: IR@vbivaccines.com

VBI Media Contact

Matt Middleman, M.D.

LifeSci Public Relations

Phone: (646) 627-8384

Email: matt@lifescipublicrelations.com